SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
January 5, 2005 (December 29, 2004)

United Retail Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation	00019774 (Commission File Number)	51-0303670 (IRS Employer Identification No.)

365 West Passaic Street, Rochelle Park, NJ (Address of principal executive offices)	07662 (Zip Code)

Registrant's telephone number including area code: (201) 845-0880

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION I – Registrant’s Business and Operations.

Item 1.01 – Entry Into A Material Definitive Agreement.

A subsidiary of United Retail Group, Inc., United Retail Incorporated (the “Company”), is the defendant in a suit in California Superior Court, Los Angeles County, styled Erik Stanford et ano vs. United Retail Incorporated, served on the Company by two former store managers in California. The suit is purportedly a class action on behalf of certain current and former Company associates employed in California.

The plaintiffs in the Stanford case assert wage and hour claims and related claims against the Company with respect to the period since April 1999.

On December 29, 2004, in mediation proceedings in the Stanford case the Company and the plaintiffs entered into a Memorandum of Understanding, which is a binding and enforceable agreement, subject to Court approval. The Memorandum of Understanding provides for a settlement in the total amount of up to approximately $2.3 million, including interest and payroll taxes, payable on a claims made basis in installments of approximately $1.3 million on or about June 1, 2005 and up to approximately $1.0 million on April 28, 2006. The Memorandum of Understanding also provides that compensation of store managers employed by the Company in California will be converted from salaried to hourly wages prior to January 31, 2005.

Court hearings to review the fairness of the terms of the Memorandum of Understanding are expected to be held in the first quarter of fiscal 2005.

The settlement will result in a one-time charge of $0.8 million in the fourth quarter of fiscal 2004 for settlement costs in excess of the previously established accrual.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: January 5, 2005	UNITED RETAIL GROUP, INC. By:GEORGE R. REMETA George R. Remeta Chief Administrative Officer